Exhibit 10.1
SECOND AMENDMENT OF
PROLOGIS 2006 LONG-TERM INCENTIVE PLAN
     WHEREAS, ProLogis maintains the ProLogis 2006 Long-Term Incentive Plan (the “2006 Plan”); and
     WHEREAS, amendment of the 2006 Plan is now considered desirable;
     NOW, THEREFORE, the 2006 Plan is hereby amended in the following particulars, all effective as of the date on which the shareholders of ProLogis approve the amendments to the 2006 Plan:
     1. By substituting the following for subsection 4.2(b) of the 2006 Plan:

“(b)	Subject to the provisions of subsection 4.3, the number of Shares which may be issued with respect to Awards under the Plan shall be equal to the sum of: (i) 20,250,000 Shares; (ii) any Shares available for issuance as of the Approval Date under the Prior Plans and (iii) any shares that are represented by awards granted under the Prior Plans that are forfeited, expire, canceled or settled for cash after the Approval Date without delivery of Shares or which result in the forfeiture of the Shares to the extent that such Shares would have been added back to the reserve under the terms of the applicable Prior Plan. Except as otherwise provided herein, any Shares subject to an Award which for any reason is forfeited, expires or is terminated without issuance of Shares (including Shares that are not issued because Shares are tendered pursuant to subsection 4.7 and Shares attributable to Awards that are settled in cash) shall again be available under the Plan. Shares issued by ProLogis in connection with awards that are assumed or substituted in connection with a merger, acquisition or other corporate transaction shall not be counted against the number of Shares that may be issued with respect to Awards under the Plan.”
     2. By substituting the following for 4.2(g) of the 2006 Plan:

“(g)	For Full Value Awards that are intended to be Performance-Based Compensation, no more than 500,000 Shares may be delivered pursuant to such Awards granted to any one Participant during any one calendar-year period (regardless of whether settlement of the Award is to occur prior to, at the time of, or after the time of vesting); provided that Awards described in this 4.2(g) that are intended to be Performance-Based Compensation shall be subject to the following:
(i)	If the Awards are denominated in Shares but an equivalent amount of cash is delivered in lieu of delivery of Shares, the foregoing limit shall be applied based on the methodology used by the Committee to convert the number of Shares into cash.

(ii)	If delivery of Shares or cash is deferred until after Shares have been earned, any adjustment in the amount delivered to reflect actual or deemed investment experience after the date the shares are earned shall be disregarded.”
     3. By adding the following new Section 8 to the 2006 Plan immediately following Section 7 thereof:
“SECTION 8

SHARE OPTION EXCHANGE
Notwithstanding any other provision of the Plan to the contrary, upon approval of this amendment to the Plan by ProLogis’ shareholders in accordance with the terms of the Plan, the Board or the Compensation Committee of the Board may provide for, and ProLogis may implement, a one-time-only share option exchange offer, pursuant to which certain outstanding share options (whether granted under the Plan or another plan of ProLogis) could, at the election of the person holding such share option, be tendered to ProLogis for cancellation in exchange for the issuance of a Full Value Award under the Plan consisting of a lesser amount of restricted share units under the Plan, Options or cash payments, provided that such one-time-only share option exchange offer is commenced within 12 months of the date of such shareholder approval. Options that are exchanged will not be added back to the authorized reserve under the Plan.”

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